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                                                                    EXHIBIT 2(e)

                        NON-NEGOTIABLE PROMISSORY NOTE




Note B/[Interim/Final] Four Year Note                    New York, New York
$_______________________                                 [Closing Date]__, 1996

     [the fraction 10/28 times (Net Asset Valve less $2 million)]

     FOR VALUE RECEIVED, the undersigned, Atari Games Corporation, a California corporation, its successors and assigns ("Payor" or the "Company") promises to pay to Warner Communications Inc. ("WCI" or "Seller") its successors and assigns ("Payee"), at 75 Rockefeller Plaza, New York, New York 10019, or at such other place as the holder of this Note shall specify, at the end of the Term as set forth in paragraph 2 hereof, in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts, the principal sum of [___] Million Dollars [equal to the fraction of 18/28 times ($ Net Asset Value less $2 million)] ($___), payable as set forth in paragraph 3 hereof, and to pay, in like manner and at the times and place of such payments, interest on the unpaid principal balance of this Note (calculated on the basis of a 365 day year) at the rate of seven percent (7%) per annum on the outstanding principal. Any capitalized terms not defined herein shall have the meanings set forth in that certain stock purchase agreement dated February 23, 1996 between Seller and Williams Interactive Inc. (the "Stock Purchase Agreement").

     1. The Note. This Note is the Interim Four Year Note ("Note B") referred to in the Stock Purchase Agreement, and shall




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be subject to the terms and conditions of the Stock Purchase Agreement, including without limitation adjustment and set-off as provided therein.

     2. Term. Subject to the terms and provisions contained herein, Payor shall pay the entire outstanding balance of principal and any accrued interest thereon, together any other amounts owed or payable hereunder, no later than March 29, 2000 (the period between the date hereof and the earlier of (i) the date of full payment of the entire principal balance, all accrued interest thereon and any other amounts owed and payable hereunder, and (ii) March 29, 2000 shall be the "Term" hereof). In the event that any amount of the principal or any accrued interest thereon or any other amounts owed or payable hereunder remain outstanding or unpaid at the end of the Term hereof, and provided that Payor shall have paid to Seller not less than 50% of the principal of the Final Four Year Note, Payor shall have the right to extend the Term for a single period of three years, which period of extension shall constitute part of the Term hereof. Payor may exercise its right to extend the Term by giving notice of its exercise of such right to Payee prior to the expiration of the Term. The terms and provisions hereof and the Security Agreement (as defined in paragraph 4 hereof) shall apply with equal force during any extension of the Term.

     3.  Preayment and Amortization.
         --------------------------



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     (a) Payor shall prepay to Payee on the dates set forth herein an amount equal to one-half the Gross Profit (as defined herein) for the period to which each such payment relates. Payee shall apply the amount of each such prepayment first to accrued but unpaid interest on the then-outstanding principal balance hereunder, and shall apply the excess of such payment (if any) against the outstanding principal balance hereunder.

     (b) The Company shall render to Seller a consolidated accounting reflecting the computation of Gross Profit in accordance with this Agreement on a semi-annual basis, for the periods running from July 1 through December 31 ("First Half Year") and from January 1 through June 30 ("Second Half Year") of each year or portion thereof during the Term. The Company shall render the accounting to Seller not more than forty-five days following the end of the First Half Year period, not more than sixty days following the end of the Second Half Year period, and not more than forty-five days following the end of the Term with respect to any portion of the Term not covered by any previous accounting. The Company shall pay and deliver to Seller simultaneously with the accounting its payment in readily available funds in an amount equal to one-half the Gross Profit reflected on the accounting. The accounting shall state in detail the amount and sources of revenue and proceeds from Products and Intellectual Property (as defined herein), the

                                      -3-
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Products and Intellectual Property generating such revenue and proceeds, the nature of the transactions giving rise to such revenue and proceeds (e.g., sales, licenses, assignments or other transactions), and a detailed and itemized description of all amounts deducted from revenue and proceeds of the Products and Intellectual Property to arrive at Gross Profit.

     (c) "Gross Profit", as used herein, shall mean the total revenue and proceeds actually received in cash or credits, net of reasonable and customary allowances for returns and price protection, by the Company, the Subsidiaries, Buyer or its Affiliates (without duplication) in connection with the sale, transfer or license of or other transaction involving any Products and/or Intellectual Property, less only the following amounts ("Deductible Expenses"):
(i) applicable sales taxes; (ii) actual cost of materials directly attributable to and used in the manufacture, packaging and shipment of the Products; (iii) the actual cost (including fringe benefits) to the Company or the Subsidiaries of labor directly employed in the manufacture, packaging and shipment of the Products, but only to the extent so employed; (iv) license fees paid to unaffiliated persons for the right to use specific copyrights, trademarks, tradenames, logos, characters, names, likenesses or personae in connection with any Product; (v) to the extent that manufacturing of Products is performed by Affiliates of Buyer, the actual amount charged by such Affiliates of Buyer, provided that such actual manufacturing




                                      -4-
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amounts charged are equal to or less than the lowest amounts  charged by such
Affiliates of Buyer to its affiliated and unaffiliated customers; (vi) solely in connection with Products constituting interactive electronic entertainment products for use with, among other things, home video games for dedicated cartridge systems and/or personal computers with or without CD-ROM platforms ("Consumer Products"), Deductible Expenses shall also include:

          (v) sales commissions actually paid to Persons or entities not employees or Affiliates of Buyer, the Company or the Subsidiaries, to the extent such commissions relate to sales of Consumer Products;

          (w) costs of advertising and promotion (including preparation and production) related directly and solely to Consumer Products;

          (x) costs or amounts of bona fide advertising and merchandising allowances actually paid or granted to customers of the Company or the Subsidiaries and relating solely to Consumer Products;

          (y)  duty and freight paid solely for shipment of Consumer
               Products only;

          (z) insurance solely to the extent related to the shipment of Consumer Products.

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Deductible Expenses shall not, in connection with any Products, include any amount constituting or representing an allocation of general overhead, or the cost of development of any Products (whether such development was performed by the Company, the Subsidiaries, Affiliates of Buyer, or Persons and entities not Affiliates thereof).

     (d) "Product" or "Products", as used herein, shall mean all Payor's or the Subsidiaries' right, title and interest in and to the products and games identified by title (or, for products and games currently under development, working title) on Schedule A hereto which either (i) have been completed and released for sale, distribution and/or license by the Company or the Subsidiaries prior to the Closing; or (ii) were under development by the Company or the Subsidiaries at the time of Closing.

     (e) "Intellectual Property", as used herein, shall mean all Payor's and the Subsidiaries' right, title and interest in and to copyrights, patents, trademarks, logos, designations, tradenames, (in each case regardless whether registered, applications for registration thereof are pending or unregistered), rights or licenses to use the name, tradename, likeness, persona or other attributes of any person or entity, trade secrets or inventions, including all renewals and extensions of such right, title and interest, which are used exclusively in connection with the Products.

                                      -6-
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     4.  Security Agreement. This Note B shall be secured by that certain
Security Agreement between Payor and Payee of even date herewith relating to this Note B (the "Security Agreement"). The Security Agreement shall create a security interest in the Products and the Intellectual Property, including without limitation the proceeds of any sale or disposition of the Intellectual Property.

     5. No Recourse. Notwithstanding any provision of this Note B to the contrary, upon an Event of Default under this Note B during the Term hereof, or upon the expiration of the Term hereof (including any extension), Payee's sole remedy and recourse for payment of any and all amounts owed or to be paid hereunder shall be those rights granted to Payee under the Security Agreement. No recourse shall be had against Payor or against any incorporator, shareholder, officer, director or employee of Payor with respect to any of the obligations hereunder save for those rights granted under the Security Agreement.

     6. No Subordination. The Indebtedness (as defined in paragraph 11(e) hereof) represented by this Note B is not, and shall not be, subordinated or rendered junior in right of payment to any other Indebtedness of Payor to Buyer or any Affiliate of Buyer.

     7. Prepayment. In addition to the payments required under paragraph 3 hereof, at the option of Payor, Payor may

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prepay this Note in whole at any time or in part from time to time without penalty or premium.

     8. Events of Default. If any of the following conditions, events or acts (each herein referred to as an "Event of Default") occurs for any reason whatever, and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any governmental body or otherwise:

               (a) Any representation or warranty made by Payor or Buyer herein, in the Security Agreement or in the Stock Purchase Agreement shall prove to have been false or misleading in any material respect;

               (b) Any default or failure to pay by Payor or Buyer shall occur, and remain uncured for ten (10) days following notice of such default or failure to pay given to Payor or Buyer, as the case may be, in the payment of this Note B in accordance with its terms, or in connection with the Interim or Final Two Year Note ("Note A") as and when the same shall become due and payable (or, in the case of additional amounts determined to be owed under the Security Agreement as a result of any Audit Report (as defined under the Security Agreement), promptly after the Audit Report


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          becomes final, binding and conclusive), whether at the due date, by acceleration or otherwise;

               (c) Any default shall occur and be continuing for a period of thirty (30) days after notice thereof to Payor in the due observance or performance of any covenant, agreement or condition of Payor or Buyer contained herein, in the Security Agreement or in the Stock Purchase Agreement;

               (d) If Payor shall create or establish, or permit or suffer the creation or establishment, of security interest in the Collateral under the Security Agreement, or there shall be created or established or permitted or suffered the creation or establishment of any security interest in the Collateral under that certain security agreement of even date herewith between Buyer and Seller relating to Note A ("Note A Security Agreement");

               (e) If Payor or the Buyer shall suspend or discontinue its business for a period in excess of 60 days or without intention of recommencing; shall make an assignment for the benefit of its creditors or a composition with creditors; shall be unable, or admit in writing its inability, to pay its debts as they mature; shall file a petition in bankruptcy, shall become insolvent (however such insolvency may be

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          evidenced); shall be adjudicated bankrupt; shall petition or apply to any tribunal for the appointment of any receiver, liquidator, trustee or custodian of or for it or any substantial part of its properties or other assets or shall commence any proceeding relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or there shall be commenced against Payor or the Buyer any such proceeding which shall remain undismissed for a period of 60 days or more, or an order, judgment or decree approving the petition in any such proceeding shall be entered against Payor or Buyer; or Payor or Buyer shall by any act or failure to act indicate its consent to, approval of or acquiescence in, any such proceeding or in the appointment of any receiver, liquidator, trustee or custodian of or for it or any substantial part of its properties or other assets, or shall suffer any such appointment to continue undischarged or unstayed for a period of 90 days or more; or Payor or Buyer shall take any action for the purpose of effecting any of the foregoing;

               (f) If Payor or the Subsidiaries shall have transferred, conveyed or paid, by sale, disposition,

                                      -10-
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          dividend or otherwise, to any Person or entity (including without limitation Buyer or any Affiliate of Buyer), any of the right, title or interest of Payor or the Subsidiaries in and to any of the Products or the Intellectual Property, other than through (i) bona fide sales of units or inventory of Products, or (ii) distribution or license agreements negotiated and concluded at arm's length and in good faith for the distribution and sale of units or inventory of Products or other arm's-length and bona fide exploitation of the Products or Intellectual Property;

               (g) Payor shall have failed to render to Seller any accounting when due hereunder, or shall have failed to pay to Seller any amounts reflected as due and payable under any accounting rendered by Payor to Seller hereunder, and such failure shall continue for a period of ten
          (10) days following Seller's notice effective hereunder of such failure;

               (h) There shall have occurred an Underpayment Default under Paragraph III (F) of the Security Agreement;

               (i) If Payor, the Subsidiaries or Buyer shall sell, transfer, convey or otherwise dispose of all or substantially all of the assets or capital stock of Payor or the Subsidiaries, except that it shall not be

                                      -11-


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          an Event of Default (A) if, (i) during the Term of Note A, Buyer transfers or assigns any or all of the Shares of the Company to one or more Affiliates of Buyer as permitted under Note A, or (ii) after the Term of Note A, Buyer transfers or assigns any or all of the Shares of the Company to one or more Affiliates of Buyer; or (B) if Buyer, Payor, and/or the Subsidiaries (i) sell, transfer or assign all or substantially all of the capital stock or assets of K.K. Time Warner Interactive and/or Atari Games Ireland Limited, and (ii) do not sell, transfer or assign all or substantially all of the capital stock or assets of the Company and/or the Subsidiaries remaining after the sale, transfer or assignment of K.K. Time Warner Interactive and/or Atari Games Ireland Limited; or

               (j) if, at the end of the Term (including any extension), there remains outstanding any amount of principal, any accrued interest thereon, or any other amounts owed or payable hereunder;

Then, in any such event and at any time thereafter while such Event of Default is continuing, the holder of this Note may, by written notice to Payor, declare the principal of and accrued interest on this Note to be due and payable, both as to principal and interest, without presentment, demand, protest or other

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notice of any kind, all of which are hereby expressly waived, notwithstanding anything contained herein to the contrary.

          9. Suits for Enforcement and Remedies. If any one or more Events of Default shall occur and be continuing, the holder of this Note may proceed to protect and enforce such holder's rights either by suit in equity or by action at a law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or proceed to enforce the payment of such Note or to enforce any other legal or equitable right of the holder of this Note, including without limitation any rights under the Security Agreement. Notwithstanding the foregoing, Payor may satisfy its obligations under this Note B and the Security Agreement at the end of the Term hereof or upon an Event of Default by (a) paying to Seller the total then-outstanding principal balance hereunder, together with accrued interest thereon and any other amounts owed or payable hereunder, or (b) transferring, assigning, delivering and conveying to Seller all Payor's and the Subsidiaries' right, title and interest in and to the Products and the Intellectual Property, including without limitation all rights to manufacture, distribute and sell the Products (except to the extent distribution rights have been granted under bona fide and arm's length distribution agreements, subject to which Seller shall take any such rights), and transferring to Seller all inventory of such Products. In the

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event that Payor elects to transfer, assign, deliver and convey all right, title and interest in and to the Products and the Intellectual Property as described above, Payor hereby irrevocably waives any interest it or the Subsidiaries may have in any excess of the claimed or asserted value of the Products and the Intellectual Property over the outstanding principal balance plus accrued interest thereon and any other amounts owed or payable hereunder.

     10.  Fees; Waivers, Etc.

          (a) If the holder of this Note shall institute any action to enforce the collection of principal of and/or interest on this Note, and shall prevail in such action, there shall be immediately due and payable from Payor, in addition to the then unpaid sum of this Note, all reasonable costs and expenses incurred by Payee in connection therewith, including reasonable attorneys' fees and disbursements.

          (b) No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver, nor as an acquiescence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

          (c) This Note may not be modified or discharged orally, but only in writing duly executed by the Payor and the holder hereof.

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          (d) Payor hereby waives presentment, demand, notice of dishonor, protest and notice of protest.

     11.  Miscellaneous.

          (a) NOTICES. Except to the extent otherwise expressly provided herein, all notices, requests, and demands provided for or permitted hereunder to be effective shall be in writing (including facsimile communications) and shall be personally delivered (including delivery by express mail or courier), sent by mail (certified or registered, return receipt requested), or facsimile transmission and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three business days after being deposited in the mail, postage prepaid, or, in the case of facsimile transmission, when sent (provided that, in the case of a facsimile transmission, the means employed to send the transmission has indicated that the transmission was completed), and shall be sent as follows:

          If to Payor:   c/o WMS Industries Inc.
                         3401 North California Avenue
                         Chicago, IL  60618
                         Telecopier:  (312) 961-1099
                         Attention:  President

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          Copy to:       Shack & Siegel, P.C.
                         530 Fifth Avenue
                         New York, NY  10036
                         Telecopier:  (212) 730-1964
                         Attention:  Jeffrey N. Siegel, Esq.

          If to Payee:   Warner Communications Inc.
                         75 Rockefeller Plaza
                         New York, NY  10019
                         Telecopier:  (212) 333-3987
                         Attention:  General Counsel

          Copy to:       Gold, Farrell & Marks
                         41 Madison Avenue
                         New York, NY  10010
                         Telecopier:  (212) 481-1722
                         Attention:  Charles R. Dickey, Esq.

or to such other address as may be designated in the manner provided in this subparagraph 11(a).

          (b) If any payment hereunder falls due on a Saturday, Sunday or a public holiday in New York City, such payment shall be payable on the next succeeding business day.

          (c) The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

          (d) This Note and the obligations of Payor and the rights of any holder hereof shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State.

          (e) As used herein, "Indebtedness" shall mean any liability for borrowed money, or any other obligation incurred,





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created, assumed or guaranteed and evidenced by a note, bond, debenture or similar instrument.

                              ATARI GAMES CORPORATION



                              By:
                                 ------------------------------
                              Name:
                              Title:




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STATE OF NEW YORK   )
                    )  ss.:
COUNTY OF NEW YORK  )

          On March [__], 1996 before me the undersigned authority personally came [__________], to me known who, by me duly sworn, did depose and say that s/he has a place of business at 3401 North California Avenue, Chicago, IL, that s/he is the [chairman] of ATARI GAMES CORPORATION, the corporation described in and which executed the foregoing Promissory Note, and that he executed the Promissory Note on behalf of the corporation pursuant to proper authority of the corporation.

                              ______________________________
                              Notary Public

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                              SCHEDULE A OMITTED